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                                                                  EXHIBIT (a)(4)

                          Mellon Investor Services LLC

                 EA ENGINEERING, SCIENCE, AND TECHNOLOGY, INC.

OFFER TO PURCHASE FOR CASH ALL OF THE OUTSTANDING SHARES OF ITS COMMON STOCK AT
                                $1.60 PER SHARE
                                       by

                     EA Engineering Acquisition Corporation
        A Direct Wholly Owned Subsidiary of EA Engineering Holdings, LLC

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                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
          5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, AUGUST 30, 2001,
                         UNLESS THE OFFER IS EXTENDED.
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August 1, 2001

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

   In our capacity as Depositary, we are enclosing the material listed below relating to the offer by EA Engineering Acquisition Corporation, a Delaware corporation ("EA Acquisition"), to purchase all of the outstanding shares of common stock of EA Engineering, Science, and Technology, Inc. ("EA Engineering"), $.01 par value (the "Shares"), at a price of $1.60 per share net to the seller in cash, without interest (the "Purchase Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 1, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

   EA Acquisition will purchase all Shares properly tendered and not validly withdrawn, upon the terms and subject to the conditions of the Offer described in the Offer to Purchase. See "Tender Offer--Terms of the Offer" in the Offer to Purchase.

   The Purchase Price will be paid in cash with respect to all Shares purchased, without interest.

   All Shares tendered and not purchased pursuant to the Offer will be returned at EA Acquisition's expense as promptly as practicable following the Expiration Date.

   The offer is conditioned on, among other things, there having been validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares of common stock of EA Engineering which, when added to the shares of common stock owned by EA Acquisition, EA Engineering Holdings, LLC, Loren D. Jensen Ph.D. and certain trusts established for the benefit of the children of Dr. Jensen, constitutes at least ninety percent (90%) of the outstanding shares of common stock on a fully-diluted basis (as defined in the Offer to Purchase). The Offer is also subject to other terms and conditions described in "The Tender Offer--Conditions of the Offer" in the Offer to Purchase.

   We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. EA Acquisition will, upon request, reimburse you for reasonable and customary handling and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

   For your information and for forwarding to your clients, we are enclosing the following documents:

     l. The Offer to Purchase.

     2. The Letter of Transmittal for your use and for the information of your clients together with the accompanying Substitute Form W-9.
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     3. A letter to the stockholders of EA Engineering from the President of
  EA Acquisition.

     4. The Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (each as defined in the Offer to Purchase).

     5. A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to the Offer.

     6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

   We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights expire at 5:00 P.M., New York City time, on Thursday, August 30, 2001, unless the Offer is extended.

   EA Acquisition will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. EA Acquisition will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers. EA Acquisition will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 7 of the Letter of Transmittal.

   The Board of Directors of EA Engineering, based upon the unanimous recommendation of a special committee of independent directors, has unanimously approved the making of the Offer and recommends that stockholders tender their shares pursuant to the offer.

   In order to tender Shares in the Offer, a duly executed and properly completed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent's Message, as defined in the Offer to Purchase, in the case of book-entry transfer, and any other required documents should be sent to the Depositary together with either certificate(s) representing tendered Shares or timely confirmation of their book-entry transfer, all in accordance with the instructions described in the Offer to Purchase and the related Letter of Transmittal.

   Questions and requests for assistance or for additional copies of this Letter of Transmittal, the Offer to Purchase or the Notice of Guaranteed Delivery may be directed to Mellon Investor Services LLC, 44 Wall Street, 7th Floor, New York, NY 10005 (telephone: 1-800-413-6134).

                                          Very truly yours,


                                          MELLON INVESTOR SERVICES LLC

Nothing contained herein or in the enclosed documents shall constitute you or any other person the agent of EA Acquisition or the Depositary, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the documents enclosed herewith and the statements made herein.

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